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                                                                     EXHIBIT 4.1

                          STOCK COMPENSATION AGREEMENT
                          ----------------------------

This STOCK COMPENSATION AGREEMENT (this "Agreement") is made on this 29th day of July 2002 ("Effective Date") by and between NETGURU, INC. ("NGI") on the one side, and Wayne Blair ("Blair") and Eric Christensen ("Christensen") on the other side.

                                    RECITALS

         WHEREAS, Blair and Christensen were former employees of NGI whose employment was terminated on or about March 2001; and

         WHEREAS, pursuant to separate agreement between the parties entered into on July 29, 2002, NGI has agreed to pay Blair and Christensen cash compensation for past services rendered to NGI; and

         WHEREAS, NGI has also agreed to provide Blair and Christensen with stock compensation for those past services.

         NOW THEREFORE, the parties agree as follows:

1. SHARE ISSUANCE. In consideration for the past services rendered, NGI shall issue 80,000 shares of NGI's common stock to Blair and Christensen as soon as practicable after June 28, 2002. Of these shares, 40,000 shall be issued to Blair and 40,000 shall be issued to Christensen. Promptly after execution of this Agreement, NGI shall instruct its transfer agent to issue the shares to Blair and Christensen. Blair and Christensen acknowledge and understand that (a) the shares to be issued to them will be "restricted securities" for purposes of federal and state securities laws and may not be sold, transferred or hypothecated in the absence of registration or qualification under those securities laws, or an exemption from registration or qualification and (b) the share certificates will bear a restrictive legend evidencing the foregoing. NGI shall instruct its transfer agent to issue twelve (12) share certificates in the following respective amounts - eight (8) respective certificates for 3,333 shares and four (4) respective certificates for 3,334 shares. Blair and Christensen further acknowledge that they have received and had an opportunity to review NGI's Form 10-KSB for the fiscal year ended March 31, 2002, as filed with the Securities and Exchange Commission.

2. REGISTRATION. As soon as practicable after issuance of the shares described above, NGI shall file, and shall diligently pursue effectiveness of, a registration statement on Form S-3 with the Securities and Exchange Commission registering for resale to the public the shares issued to Blair and Christensen hereunder. All costs associated with the registration shall be borne by NGI. Blair and Christensen shall provide all information regarding themselves as selling shareholders that NGI may reasonably request in connection with the preparation and filing of the registration statement. NGI will notify Blair and Christensen immediately upon receiving confirmation of effectiveness of the registration statement. For a period of twelve (12) months after effectiveness of the registration statement Blair and Christensen shall be entitled to sell no more than one twelfth of his respective shares in each month pursuant to the resale prospectus that will be part of the registration statement, and Blair and Christensen each agree that they will comply with the prospectus delivery requirements imposed by the Securities Act of 1933, as amended, in connection


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with any public resale of the shares issued hereunder. Blair and Christensen understand and acknowledge that NGI's transfer agent will be so instructed, and that a "stop transfer" order will be placed with the transfer agent to prevent resales exceeding that amount. NGI agrees to maintain the effectiveness of the registration statement until such time as Blair and Christensen have sold all of the securities set forth herein. NGI represents and warrants that it is qualified to register these shares in this manner. If NGI is unable to register the shares pursuant to an S-3 Registration Statement, NGI will register the shares under an S-1 Registration Statement.

Executed as of the Effective Date set forth above.

NGI:                                        BLAIR:
---                                         -----
NETGURU, INC.                               Wayne blair
By   /s/ JYOTI CHATTERJEE                     /s/ WAYNE BLAIR
   ---------------------------------        --------------------------------
Jyoti Chatterjee, President                 Wayne Blair



CHRISTENSEN:
------------
ERIC CHRISTENSEN
  /s/ ERIC CHRISTENSEN
------------------------------------
Eric Christensen





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